Exhibit 2.7

SECURITY AGREEMENT

SECURITY AGREEMENT made this 11th day of May, 2007 by Andover Medical, Inc., a Delaware corporation, (“AMI”), having its chief executive office at 510 Turnpike Street, Suite 204, North Andover, Massachusetts 01845, Ortho-Medical Products, Inc., a  New York corporation having its chief executive office at 210 Jericho Turnpike, Mineola, N.Y. 11501 (“OMPI”) and Rainier Surgical Incorporated, a Washington corporation having its chief executive office at 1144 29th Street, N.W. Auburn, WA 98001 (“RSI” and, together with AMI and OMPI, “Borrower”), Rainier Acquisition Corp., a Delaware corporation (“RAC”), and Andover Management Services, Inc., a Delaware corporation (“AMS” and, together with Borrower and RAC, an “Obligor”), and their Subsidiaries from time to time party hereto (each individually an “Obligor” and collectively, the “Obligors”), in favor of TD Banknorth, N.A., a national banking association with a principal place of business at 61 Main Street, Andover, MA 01810 (“Lender”) under (and as defined in) that certain Credit Agreement of even date herewith (the “Credit Agreement”).

WHEREAS, the Borrower has requested the Lender enter into the Credit Agreement and to make loans to the Borrower upon the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the Lender entering into the Credit Agreement and making extensions of credit thereunder that each Obligor execute and deliver this Agreement and grant the security interests herein provided.

NOW, THEREFORE, in order to induce the Lender to enter into the Credit Agreement and to make or extend to the Borrower one or more loans, advances or other extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein, and in consideration thereof, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Obligor agrees as follows:

Section 1.  Definitions.  All capitalized terms used herein or in any certificate, report or other document delivered pursuant hereto shall have the meanings assigned to them below or in the Credit Agreement (unless otherwise defined).  Except as otherwise defined, terms defined in the Uniform Commercial Code shall have the meanings set forth therein.

Accounts Receivable and Accounts.  All rights of the Obligors to payment of a monetary obligation (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a secondary obligation incurred or to be incurred, or (iv) arising out of the use of a credit or charge card or information contained on or for use with the card; and all sums of money and other Proceeds due or becoming due thereon, all notes, bills, drafts, acceptances, instruments, documents and other debts, obligations and liabilities, in whatever form, owing to the Borrower with respect thereto, all guarantees and security therefor, and the Borrower’s rights pertaining to and interest in such property, including the right of stoppage in transit, replevin or reclamation; all chattel paper; all amounts due from Affiliates of the Borrower; all insurance proceeds; all other rights and claims to the payment of money, under contracts or otherwise; and all other property constituting “accounts” as such term is defined in the Uniform Commercial Code.

Collateral.  All personal property of each Obligor of every kind and description, tangible and intangible, whether now owned or existing or hereafter arising or acquired, including without limitation all Accounts, Equipment, General Intangibles, Inventory and Securities, together with all goods, instruments, documents of title, policies and certificates of insurance, securities, chattel paper, deposit accounts, cash or other property owned by each Obligor or in which such Obligor has an interest that are now or may hereafter be in the possession, custody or control of any Lender or its participants or assigns for any purpose; any and all additions, substitutions, replacements and accessions thereto; and all Proceeds and products of any of the foregoing.

Encumbrance.  Any mortgage, pledge, security interest, lien or other charge or encumbrance of any kind or nature (including, without limitation, the lien or retained security title of a conditional vendor) upon or with respect to any property or assets.

Equipment.  All machinery, equipment and fixtures, furniture, furnishings, trade fixtures, specialty tools and parts, motor vehicles and materials handling equipment of each Obligor, together with each Obligor’s interest in, and right to, any and all manuals, computer programs, data bases and other materials relating to the use, operation or structure of any of the foregoing; and all other property constituting “equipment” as such term is defined in the Uniform Commercial Code.

General Intangibles.  All rights with respect to trademarks, service marks, trade names, trade styles, patents, copyrights, mask works, trade-secrets information, other proprietary rights and rights to prevent others from doing acts that constitute unfair competition with any Obligor or misappropriation of its property, including without limitation any sums (net of expenses) that such Obligor may receive arising out of any claim for infringement of its rights in any of the foregoing, and all rights of each Obligor under contracts to enjoy performance by others or to be entitled to enjoy rights granted by others, including without limitation any licenses; all obligations and indebtedness of any kind (other than Accounts) owing to each Obligor from whatever source arising; all contract rights; all rights of each Obligor as a bailor; all tax refunds; all right, title and interest of each Obligor in and to all documents, books, records, files and other information (on whatever medium recorded, and including without limitation computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained by each Obligor that reflect the conduct of such Obligor’s business, such as financial records, marketing and sales records, research and development records, and design, engineering and manufacturing records; all rights under service bureau service contracts; all computer data and the concepts and ideas on which said data is based; all developmental ideas and concepts, papers, plans, schematics, drawings, blueprints, sketches and documents; all data bases; all customer lists; and all other property constituting “general intangibles” as such term is defined in the Uniform Commercial Code.

Inventory.  All goods, merchandise and other personal property (including warehouse receipts and other negotiable and non-negotiable documents of title covering any such property) of each Obligor that are held for sale, lease or other disposition, or are to be furnished under contracts of service, or for display or demonstration, or leased or consigned, or that are raw materials, piece goods, work-in-process, finished goods or supplies or other materials used or consumed or to be used or consumed in such Obligor’s business, whether in transit or in the possession of such Obligor or another, including without limitation all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and goods located on the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other third parties; all proprietary rights, patents, plans, drawings, diagrams, schematics, assembly and display materials relating to any of the foregoing; and all other property constituting “inventory” as such term is defined in the Uniform Commercial Code.

Perfection Certificate.  A certificate signed by a Responsible Officer of the Obligor in the form attached hereto as Exhibit A.

Proceeds.  All proceeds of and all other profits, rentals and receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, any Collateral, including, without limitation, all claims of each Obligor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.

Securities.  All of the securities and instruments of each Obligor, including without limitation all stocks, bonds, Treasury bills, certificates of deposit and mutual or money market fund shares; and all sums due or to become due on any of the foregoing, and all securities, instruments or other property purchased or acquired as a result of the investment and reinvestment thereof as hereinafter provided.

Security Interests.  The security interests and liens granted pursuant to Section 2 hereof, as well as all other security interests created or assigned as additional security for the Obligations pursuant to this Agreement.

Uniform Commercial Code. The Uniform Commercial Code as in effect in The Commonwealth of Massachusetts.

Section 2.  Grant.  To secure the full and punctual payment and performance of the Obligations, each Obligor hereby assigns and pledges to the Lender all of its respective rights, title and interest in, and grants to the Lender a first priority continuing security interest in, and lien upon, the Collateral of such Obligor.  The Security Interests are granted as security only and shall not subject the Lender to, or transfer to the Lender or in any way affect or modify, any obligation or liability of any Obligor with respect to any of the Collateral or any transaction in connection therewith.

Section 3.  Representations, Warranties and Covenants.  The Obligors do hereby, jointly and severally, make the following representations and warranties, and agree to the following covenants, each of which representations, warranties and covenants shall be continuing and in force so long as this Agreement is in effect:

3.1           Name; Location; Changes.

(a)           The name of each Obligor set forth in Section 1(a) of its Perfection Certificate is the true and correct legal name of such Obligor, and except as otherwise disclosed to the Lender in the Perfection Certificate, such Obligor has not done business as or used any other name.

(b)           The address of each Obligor set forth in Section 2(a) of its Perfection Certificate is such Obligor’s chief executive office and the place where its business records are kept.  Except as disclosed on the Perfection Certificate, all tangible Collateral of such Obligor other than Securities is located at such chief executive office.

(c)           Each Obligor will not change its name, identity or organizational structure or chief executive office or place where its business records are kept, or move any tangible Collateral (other than Securities) to a location other than those set forth in its Perfection Certificate, or merge into or consolidate with any other entity, unless the Borrower shall have given the Lender at least 30 days’ prior written notice thereof and such Obligor shall have delivered to the Lender such new Uniform Commercial Code financing statements or other documentation as may be necessary or required by the Lender to ensure the continued perfection and priority of the Security Interest.

3.2           Ownership of Collateral; Absence of Liens and Restrictions. Each Obligor is, and in the case of property acquired after the date hereof, will be, the sole legal and equitable owner of the Collateral of such Obligor, holding good and marketable title to the same free and clear of all Encumbrances except for the Security Interests and Permitted Encumbrances (as defined in the Credit Agreement), and has good right and legal authority to assign, deliver, and create a security interest in such Collateral in the manner herein contemplated.  The Collateral is genuine and is what it is purported to be.  The Collateral is not subject to any restriction that would prohibit or restrict the assignment, delivery or creation of the security interests contemplated hereunder.  Each Obligor has exclusive possession and control of the Collateral.

3.3           First Priority Security Interest.  This Agreement creates a valid and continuing first lien on and security interest in the Collateral.  Obligor represents and warrants that all filings necessary for the perfection of the Lender’s Security Interest have been accomplished.  The Security Interest constitutes and hereafter will constitute a perfected security interest therein (including without limitation, a perfected security interest in and to all the rights priorities and benefits afforded by the Federal Assignment of Claims Act), superior and prior to all other Encumbrances, and is enforceable as such against creditors of the Borrower, any owner of the real property where any of the Collateral is located, any purchaser of such real property and any present or future creditor obtaining a lien on such real property.

3.4           No Conflicts.  Neither any Obligor nor any of their respective predecessors has performed any acts or is bound by any agreements which might prevent the Lender from enforcing the Security Interests or any of the terms of this Agreement or which would limit the Lender in any such enforcement.  Except as specifically disclosed in a Perfection Certificate, no financing statement under the Uniform Commercial Code of any state or other instrument evidencing a lien that names any Obligor as debtor is on file in any jurisdiction and no Obligor has signed any such document or any agreement authorizing the filing of any such financing statement or instrument.

3.5           Sales and Further Encumbrances. No Obligor will sell, grant, assign or transfer any interest in, or permit to exist any Encumbrance on, any of the Collateral of such Obligor, except the Security Interests and as permitted by the Credit Agreement.

3.6           Fixture Conflicts; Required Waivers.  Each Obligor intends, to the extent not inconsistent with applicable law, that the Collateral of such Obligor shall remain personal property of such Obligor and shall not be deemed to be a fixture irrespective of the manner of its attachment to any real estate.  Obligor further covenants and agrees that it will not affix any Collateral to any real property in such a way as to convert it from personal property to a fixture.  Each Obligor will deliver to the Lender such disclaimers, waivers, or other documents as the Lender may request to confirm the foregoing, executed by each person having an interest in such real estate.

3.7           Validity of Accounts. Each Account constituting Collateral arises and will arise in the ordinary course of an Obligor’s business out of or in connection with the sale or lease of goods or the rendering of services and is and shall be a valid, legal and binding obligation of the party purported to be obligated thereon, enforceable in accordance with its terms and free of material setoffs, defenses or counterclaims.  No Obligor has knowledge of any fact that would materially impair the validity or collectibility of any of the Accounts constituting Collateral.

3.8           Inspection; Verification of Accounts. Each Obligor shall keep complete and accurate books and records relating to the Collateral, and upon request of the Lender shall stamp or otherwise mark such books and records in such manner as the Lender may reasonably request in order to reflect the Security Interests.  Each Obligor will allow the Lender or its designees to examine, inspect and make extracts from or copies of such Obligor’s books and records, inspect the Collateral and arrange for verification of Accounts constituting Collateral directly with any account debtors or by other methods, under reasonable procedures established by the Lender after consultation with such Obligor.  This Section 3.8 is subject to Section 10.16 of the Credit Agreement.

3.9           Accounts: Collection and Delivery of Proceeds.  Each Obligor will diligently collect all of its Accounts constituting Collateral until the Lender exercises its rights to collect the Accounts pursuant to this Agreement.  If any Accounts are at any time evidenced by promissory notes, trade acceptances or other instruments for the payment of money, such Obligor will promptly deliver the same to the Lender appropriate endorsed to the Lender’s order and, regardless of the form of such endorsement, each Obligor hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other notices with respect thereto.  Each Obligor shall, at the request of the Lender at any time, notify account debtors, and the Lender may itself, after the occurrence and during the continuance of an Event of Default notify account debtors directly, of the security interest of the Lender in any Account and that payment thereof is to be made directly to the Lender.  Any Proceeds of Accounts or Inventory constituting Collateral received by any Obligor, whether in the form of cash, checks, notes or other instruments, shall be held in trust for the Lender and such Obligor shall deliver said Proceeds daily to the Lender, without commingling, in the identical form received (properly endorsed or assigned where required to enable the Lender to collect same).  Upon request of the Lender at any time, each Obligor will (i) enter into a lockbox arrangement with one or more financial institutions (which may include the Lender) deemed acceptable by the Lender for the collection of such Proceeds, and/or (ii) maintain its deposit accounts at the Lender or at another financial institution which has agreed to accept drafts drawn on it by Lender under a written depository transfer agreement or other arrangement with the Lender and to block such account and waive its own rights as against such account.

3.10         Inventory.  At least annually and whenever else reasonably requested by the Lender, each Obligor shall make a physical count of all Inventory and shall furnish to the Lender a report (certified by an authorized officer of such Obligor to be true, correct and complete) of such physical count, such report to be in such form and with such specificity as may be reasonably requested by the Lender.

3.11         Insurance. Each Obligor will keep the Collateral of such Obligor insured at all times by insurance in such form and amounts as may be reasonably satisfactory to the Lender, and in any event (without specific request by the Lender) will insure such Collateral against physical hazard on an “all risks” basis, including fire, theft, and, in the case of motor vehicles, collision.  Such insurance shall be with insurance companies reasonably satisfactory to the Lender and shall be payable to the Lender as an additional insured and such Obligor, as their respective interests may appear.  Such insurance shall provide for not less than 30 days’ prior notice of cancellation, change in form or non-renewal to the Lender, and shall insure the interest of the Lender regardless of any breach or violation by such Obligor or any other person of the warranties, declarations or covenants contained in such policies.  Each Obligor shall insure the Collateral in amounts sufficient to prevent the application of any co-insurance provisions.  Each Obligor shall evidence its compliance with the foregoing by delivering a certificate with respect to each policy concurrently with the execution hereof, annually thereafter, and from time to time upon the request of the Lender.

3.12         Maintenance and Use; Payment of Taxes. Each Obligor will preserve, protect and keep the Collateral of such Obligor in good order and repair, will not use the same in violation of law or any policy of insurance thereon, and will pay promptly when due all taxes and assessments on such Collateral or on its use or operation, except as otherwise permitted by the Credit Agreement.

3.13         General Intangibles.  Each Obligor will apply for, and diligently pursue applications for, registration of its ownership of the General Intangibles constituting Collateral and for which registration is appropriate, and which in Lender’s reasonable opinion are necessary for operation of Obligor’s business and will use such other measures as are appropriate to preserve its rights in its other General Intangibles constituting Collateral which in Lender’s reasonable opinion are necessary for operation of Obligor’s business.  Each Obligor will, at the reasonable request of the Lender, retain off-site current copies of all materials created by or furnished to such Obligor on which is recorded then-current information about any computer programs or data bases that such Obligor has developed or otherwise has the right to use from time to time. Such materials include, without limitation, magnetic or other computer media on which object, source or other code is recorded or that are documentation of those computer programs or data bases, in the nature of listing printouts, narrative descriptions, flow diagrams and similar things.  Each Obligor will, at the request of the Lender, deliver a set of such copies to the Lender for safekeeping and retention or transfer in the event of foreclosure.  This Section 3.13 is subject to Section 10.16 of the Credit Agreement.

3.14         Securities.  Until the occurrence of an Event of Default hereunder, each Obligor shall retain the right to vote any of the Securities constituting Collateral in a manner not inconsistent with the terms of this Agreement and the Credit Agreement.  If such Obligor, as registered holder of such Securities after the occurrence, and during the continuation of an Event of Default, receives (i) any dividend or other distribution in cash or other property in connection with the liquidation or dissolution of the issuer of such Securities, or in connection with the redemption or payment of such Securities, or (ii) any stock certificate, option or right, or other distribution, whether as an addition to, in substitution of, or in exchange for, such Securities, or otherwise, such Obligor agrees to accept the same in trust for the Lender and to deliver the same forthwith to the Agent or its designee, in the exact form received, with such Obligor’s endorsement or reassignment when necessary, to be held by the Lender as Collateral.  Upon request of the Lender, each Obligor will (i) deliver all of its Securities constituting Collateral and represented by certificates, including without limitation all stock of its Subsidiaries, to the Lender to hold pursuant to the terms of this Agreement, and (ii) register in the name of the Lender or its designee any uncertificated Security constituting Collateral or the Lender’s security interest therein on the books maintained by or on behalf of the issuer thereof or the depository therefor.

3.15         Control.  The Obligor covenants and agrees to cooperate with the Lender in obtaining control over any Collateral that may be required by the Lender to perfect its security interest in any Collateral covered under this Agreement or to establish the Lender’s priority in any Collateral covered under this Agreement.  The categories of Collateral to which the Lender may seek control include, but are not limited to, Deposit Accounts, Investment Property, Letter-of-Credit Rights, and Electronic Chattel Paper.

3.16         Further Assurances.  Upon the reasonable request of the Lender, and at the sole expense of such Obligor, each Obligor will promptly execute and deliver such further instruments and documents and take such further actions as the Lender may deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing of any financing statement or notice under the Uniform Commercial Code or other applicable law, execution of assignments or mortgages of General Intangibles, delivery of appropriate stock or bond powers, and transfer of Collateral (other than Inventory, Accounts and Equipment) to the Lender’s possession.  If any amount payable under or in connection with any of the Collateral of any Obligor shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately delivered to the Lender, duly endorsed in a manner satisfactory to it.  If any Accounts of any Obligor arise from contracts with the United States of America or any department, agency or instrumentality thereof, such Obligor will immediately notify the Lender thereof and execute any assignments and take any steps reasonably requested by the Lender in order that all monies due and to become due thereunder shall be assigned and paid to the Lender under the Assignment of Claims Act of 1940.  If any Collateral is at any time in the possession or control of any warehouseman, bailee or any Obligor’s agents or processors, such Obligor shall, upon request of the Lender, notify such warehouseman, bailee, agent or processor of the Security Interests and to hold all such Collateral for the Lender’s account subject to the Lender’s instructions.

3.17         Each Obligor hereby irrevocably authorizes Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as “all personal property” or “all assets” of Obligor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Obligor is an organization, the type of organization and any organization identification number issued to Obligor, and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  Obligor agrees to furnish any such information to Lender promptly upon request.  The Obligor also ratifies its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction like any initial financing statements or amendments thereto if filed prior to the date hereof.

Section 4.  Notices and Reports Pertaining to Collateral.  Each Obligor will, with respect to the Collateral:

(a)           promptly furnish to the Lender, from time to time upon request, reports in form and detail satisfactory to the Lender;

(b)           promptly notify the Lender of any Encumbrance (except Permitted Encumbrances) asserted against the Collateral, including any attachment, levy, execution or other legal process levied against any of the Collateral, and of any information received  by the Obligor relating to the Collateral, including the Accounts, the account debtors, or other persons obligated in connection therewith, that may in any way adversely affect the value of the Collateral or the rights and remedies of the Lender with respect thereto;

(c)           promptly notify the Lender when it obtains knowledge of actual or imminent bankruptcy or other insolvency proceeding of any account debtor or issuer of Securities;

(d)           deliver to the Lender, as the Lender may from time to time request, delivery receipts, customers’ purchase orders, shipping instructions, bills of lading and any other evidence of shipping arrangements;

(e)           concurrently with the reports required to be furnished under subsection (a), and immediately if material in amount, notify the Lender of any return or adjustment, rejection, repossession, or loss or damage of or to merchandise represented by Accounts or constituting Inventory and of any credit, adjustment or dispute arising in connection with the goods or services represented by Accounts or constituting Inventory; and

(f)            promptly after the application by such Obligor for registration of any General Intangibles, as contemplated in Section 3.13, notify the Lender thereof.

Each Obligor authorizes the Lender to destroy all invoices, delivery receipts, reports and other types of documents and records submitted to the Lender in connection with the transactions contemplated herein at any time subsequent to 12 months from the time such items are delivered to the Lender.

Section 5.  Lender’s Rights and Remedies in General.

(a)           So long as any Event of Default shall have occurred and is continuing:

(i)  the Lender may, at its option, without notice or demand, cause all of the Obligations to become immediately due and payable and take immediate possession of the Collateral, and for that purpose the Lender may, so far as any Obligor can give authority therefor, enter upon any premises on which any of the Collateral is situated and remove the same therefrom or remain on such premises and in possession of such Collateral for purposes of conducting a sale or enforcing the rights of the Lender;

(ii)  each Obligor will, upon demand, assemble the Collateral and make it available to the Lender at a place and time designated by the Lender that is reasonably convenient to both parties, and Lender shall, upon application to a court of equity having jurisdiction, be entitled to a decree requiring specific performance by the Obligor of such obligation;

(iii)  the Lender may collect and receive all income and Proceeds in respect of any Collateral and exercise all rights of each Obligor with respect thereto, including without limitation the right to exercise all voting and corporate rights at any meeting of the shareholders of the issuer of any Securities and to exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any Securities as if the Lender were the absolute owner thereof, including the right to exchange, at its discretion, any and all of any Securities upon the merger, consolidation,  reorganization, recapitalization or other readjustment of the issuer thereof, all without liability except to account for property actually received (but the Lender shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing);

(iv)  the Lender may sell, lease or otherwise dispose of any Collateral at a public or private sale, with or without having such Collateral at the place of sale, and upon such terms and in such manner as the Lender may determine, and the Lender may purchase any Collateral at any such sale.  Unless such Collateral threatens to decline rapidly in value or is of the type customarily sold on a recognized market, the Lender shall send to the Obligor owning such Collateral prior written notice (which, if given within five days of any sale, shall be deemed to be reasonable) of the time and place of any public sale of such Collateral or of the time after which any private sale or other disposition thereof is to be made.  Each Obligor agrees that upon any such sale such Collateral shall be held by the purchaser free from all claims or rights of every kind and nature, including any equity of redemption or similar rights, and all such equity of redemption and similar rights are hereby expressly waived and released by such Obligor.  In the event any consent, approval or authorization of any governmental agency is necessary to effectuate any such sale, such Obligor shall execute all applications or other instruments as may be required; and

(v)  in any jurisdiction where the enforcement of its rights hereunder is sought, the Lender shall have, in addition to all other rights and remedies, the rights and remedies of a Lender under the Uniform Commercial Code and other applicable law, including without limitation the rights and remedies under the Federal Assignment of Claims Act to the extent such act is applicable to the Collateral.

(b)           The Lender may perform any covenant or agreement of any Obligor contained herein that such Obligor has failed to perform and in so doing the Lender may expend such sums as it may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any taxes or insurance premiums, payment to obtain a release of an Encumbrance or potential Encumbrance, expenditures made in defending against any adverse claim and all other expenditures which the Lender may make for the protection of any Collateral or which it may be compelled to make by operation of law.  All such sums and amounts so expended shall be repaid by such Obligor upon demand, shall constitute additional Obligations and shall bear interest from the date said amounts are expended at the rate per annum provided in the Credit Agreement to be paid on Base Rate Loans after the occurrence of an Event of Default.  No such performance of any covenant or agreement by the Lender on behalf of such Obligor, and no such advance or expenditure therefor, shall relieve such Obligor of any Event of Default under the terms of this Agreement or the other Loan Documents.

(c)           Prior to any disposition of Collateral pursuant to this Agreement the Lender may, at its option, cause any of the Collateral to be repaired or reconditioned (but not upgraded unless mutually agreed) in such manner and to such extent as to make it saleable.

(d)           The Lender is hereby granted a license or other right to use, without charge, each Obligor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, relating to the Collateral, in completing production of, advertising for sale and selling any Collateral; and each Obligor’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit.

(e)           Each Obligor recognizes that the Lender may be unable to effect a public sale of all or a part of the Securities by reason of certain prohibitions contained in the Securities Act of 1933 (as amended from time to time, the “Securities Act”) or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Securities for their own account, for investment and not with a view to the distribution or resale thereof.  Each Obligor acknowledges that private sales so made may be at prices and upon other terms less favorable to the seller than if the Securities were sold at public sales.  Each Obligor agrees that the Lender has no obligation to delay sale of any of the Securities for the period of time necessary to permit the Securities to be registered for public sale under the Securities Act or the Blue Sky Laws, and that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(f)            The Lender shall be entitled to retain and to apply any cash held by Lender as Collateral, and the Proceeds of any disposition of the Collateral, first, to its reasonable expenses of retaking, holding, protecting and maintaining, and preparing for disposition and disposing of, the Collateral, including attorneys’ fees and other legal expenses, commissions, taxes of such sale or other reasonable expenses incurred by it in connection therewith; and second, to the payment of the Obligations in such order of priority as the Lender shall determine.  Any surplus remaining after such application shall be paid to the Obligors or to whomever may be legally entitled thereto, provided that in no event shall the Obligors be credited with any part of the Proceeds of the disposition of the Collateral until such Proceeds shall have been received in cash by the Lender.  The Borrower shall remain liable for any deficiency.

(g)           Each Obligor hereby appoints the Lender and each of the Lender’s designees or agents as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with full authority in the name of such Obligor, the Lender or otherwise, for sole use and benefit of the Lender, but at such Obligor’s expense, so long as an Event of Default is continuing, to take any and all of the actions specified above in this Section and elsewhere in this Agreement.  This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Obligations remain outstanding.

Section 6.  Lender’s Rights and Remedies with Respect to Collateral.  The Lender may, at its option, at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to or demand on any Obligor, take the following actions with respect to the Collateral:

(a)           with respect to any Accounts (i) demand, collect, and receipt for any amounts relating thereto, as the Lender may determine; (ii) commence and prosecute any actions in any court for the purposes of collecting any such Accounts and enforcing any other rights in respect thereof; (iii) defend, settle or compromise any action brought and, in connection therewith, give such discharges or releases as the Lender may deem appropriate; (iv) receive, open and dispose of mail addressed to any Obligor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to such Accounts or securing or relating to such Accounts, on behalf of and in the name of such Obligor; and (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Accounts or the goods or services which have given rise thereto, as fully and completely as though the Lender were the absolute owner thereof for all purposes;

(b)           with respect to any Equipment and Inventory (i) make, adjust and settle claims under any insurance policy related thereto and place and pay for appropriate insurance thereon; (ii) discharge taxes and other Encumbrances at any time levied or placed thereon; (iii) make repairs or provide maintenance with respect thereto; and (iv) pay any necessary filing fees and any taxes arising as a consequence of any such filing.  The Lender shall have no obligation to make any such expenditures nor shall the making thereof relieve the Obligor of its obligation to make such expenditures; and

(c)           with respect to any Securities (i) transfer them at any time to itself, or to its nominee, and receive the income thereon and hold the same as Collateral hereunder or apply it to any matured Obligations; and (ii) demand, sue for, collect or make any compromise or settlement it deems desirable.

Except as otherwise provided herein, the Lender shall have no duty as to the collection or protection of any Collateral nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any Collateral in its possession.

Section 7.  Set-off Rights.  Regardless of the adequacy of any Collateral or any other means of obtaining repayment for any Obligations, the Lender may at any time and from time to time, without notice to the Borrower or any other Obligor (any such notice being expressly waived by the Borrower and each other Obligor) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from the Lender to the Borrower or any other Obligor or subject to withdrawal by the Borrower or any other Obligor and any other property and securities at any time in the possession or control of the Lender against any Obligations, whether or not the Lender shall have made any demand for such Obligations and although such Obligations may be continent or unmatured.

Section 8.  Waivers.  Each Obligor waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of any loans made, credit or other extensions granted, Collateral received or delivered and any other action taken in reliance hereon and all other demands and notices of any description, except for such demands and notices as are expressly required to be provided to such Obligor under this Agreement or any other document evidencing the Obligations.  Each Obligor waives, to the full extent permitted by law, the benefit of all appraisement, valuation, stay, extension and redemption laws now or hereafter in force and all rights of marshaling in the event of any sale or disposition of any of the Collateral.  With respect to both the Obligations and any Collateral, each Obligor assents to any extension or postponement of the time of payment or any other forgiveness or indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromise or adjustment of any thereof, all in such manner and at such time or times as the Lender may deem advisable.  The Lender may exercise its rights with respect to any Collateral without resorting, or regard, to other collateral or sources of reimbursement for Obligations.  The Lender shall not be deemed to have waived any of its rights with respect to the Obligations or the Collateral unless such waiver is in writing and signed by the Lender.  No delay or omission on the part of the Lender in exercising any right and no course of dealing shall operate as a waiver of such right or any other right.  A waiver on any one occasion shall not bar or waive the exercise of any right on any future occasion.  All rights and remedies of the Lender in the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, are cumulative and not exclusive of any remedies provided by law or any other agreement, and may be exercised separately or concurrently.

Section 9.  Expenses.  Each Obligor shall, on demand, pay or reimburse the Lender for all reasonable expenses (including attorneys’ fees and disbursements of outside counsel and allocation costs of in-house counsel) incurred or paid by the Lender in connection with the preparation, negotiation and closing, and the administration or enforcement, of this Agreement, its on-site periodic examinations of the Collateral and any other amounts permitted to be expended by the Lender hereunder, including without limitation such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, priority and value of any Security Interest created hereby, the collection, sale or other disposition of any of the Collateral or the exercise by the Lender of any of the rights conferred upon it hereunder.  The obligation to pay any such amount shall be an additional Obligation secured hereby and each such amount shall bear interest from the time of demand at the rate per annum equal to the rate of interest announced from time to time by the Lender at its head office as its Base Rate plus 4%.

Section 10.  Notices.  Any demand upon or notice to any Obligor that the Lender may give shall be in writing and shall be effective when delivered by hand or sent by telex, answerback received, or by electronic facsimile transmission, or on the first Business Day after delivery to any overnight delivery service, freight pre-paid, or three days after being deposited in the U.S. mails, postage pre-paid, in each case addressed to such Obligor at the address shown on its Perfection Certificate or as it appears on the books and records of the Lender.  Demands or notices addressed to any other address at which the Lender customarily communicates with the Obligors also shall be effective.  Any notice by any Obligor to the Lender shall be in writing and shall be given as aforesaid, addressed to the Lender at the address shown at the beginning of this Agreement or such other address as the Lender may advise the Obligors in writing.

Section 11.  Joinder. The Borrower agrees that from time to time in the event that it shall acquire or form any wholly owned Subsidiary, it shall cause such Subsidiary to execute and deliver a counterpart of this Agreement and a Perfection Certificate, and that upon such execution and delivery, this Agreement shall become the binding obligation of such Subsidiary and shall create a valid and continuing lien on and security interest in the Collateral of such Subsidiary.

Section 12.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each Obligor, its respective successors and assigns, and shall be binding upon and inure to the benefit of and be enforceable by the Lender and its successors and assigns; provided that no Obligor may assign or transfer its rights or obligations hereunder.

Section 13.  Security Interest Absolute.  All rights of Lender and the assignment and security interest hereunder, and all obligations of the Obligor hereunder, shall be absolute and unconditional, irrespective of:

(a)            Lack of Validity of Loan Agreement.  Any lack of validity, regularity, or enforceability of the Credit Agreement, or any other Loan Document or instrument relating thereto;

(b)           Change in Obligations.  Any change in the time, manner, or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Obligor or otherwise;

(c)            Acceptance of Other Collateral.  Any taking, exchange, release, or nonperfection of any other collateral, or any taking, release, or amendment or waiver of or consent to a departure from any guaranty, for all or any of the Obligations;

(d)           Application of Collateral.  Any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations. or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of the Obligor;

(e)            Corporate Restrictions.  Any change, restructuring, or termination of the corporate structure or existence of the Obligor; or

(f)            Other Defenses.  Any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Obligor or a third-party Obligor of a security interest.

Section 14.  Governing Law.  THIS AGREEMENT IS A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  EACH OBLIGOR CONSENTS TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY ACTION TO

ENFORCE THE RIGHTS OF THE LENDER UNDER THIS AGREEMENT.  EACH OBLIGOR IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN THE COURTS REFERRED TO IN THE PRECEDING SENTENCE AND HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 15.  Waiver of Jury Trial.  EACH OF THE OBLIGORS AND THE LENDER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT AS PROHIBITED BY LAW, EACH OF THE OBLIGORS AND THE LENDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH OBLIGOR (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BECAUSE OF, AMONG OTHER THINGS, SUCH OBLIGOR’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

Section 16.  General.  This Agreement may not be amended or modified except by a writing signed by each of the Obligors and the Lender.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.  Section headings are for convenience of reference only and are not a part of this Agreement.  In the event that any Collateral or any deposit or other sum due from or credited by the Lender is held or stands in the name of any Obligor and another or others jointly, the Lender may deal with the same for all purposes as if it belonged to or stood in the name of such Obligor alone.

Section 17.  Release.  Nothing in this Agreement will relieve any Obligor from the performance of any term, covenant, condition, or agreement on the Obligor’s part to be performed or observed under or in respect of any of the Collateral, or impose any obligation on the Lender to perform or observe any such term, covenant, condition or agreement on the Obligor’s part to be so performed or observed, or will impose any liability on the Lender for nay act or omission on the part of the Obligor relating thereto, or for any breach of any representation or warranty on the part of the Obligor contained in this Agreement or any other Loan Document, or in respect of the Collateral or made in connection herewith or therewith.  The obligations of the Obligor contained in this section will survive the termination of this Agreement and the discharge of the Obligor’s other obligations hereunder or under any other Loan Document.

Section 18.  Amendment of Loan Documents.  This Agreement secures the payment and performance of the Obligor pursuant to the Credit Agreement, any promissory note executed in connection therewith, and all other Loan Documents, as such Loan Documents may be amended from time to time.

Section 19.  Termination.  Upon payment in full of the Obligations, Lender shall, at  Obligor’s expense, execute such documents, instruments and financing statements as may be necessary to effectuate release of Lender’s lien, and Lender shall transfer any Collateral registered in its name back into name of the Obligor.

[Signature page follows]

IN WITNESS WHEREOF, each Obligor has caused this Agreement to be duly executed as an instrument under seal as of the date first written above.

ANDOVER MEDICAL, INC.

By:	/s/ Edwin A. Reilly
Name: Edwin A. Reilly
Title: Chief Executive Officer

ORTHO-MEDICAL PRODUCTS, INC.

By:	/s/ Edwin A. Reilly
Name: Edwin A. Reilly
Title: Chief Executive Officer

RAINIER SURGICAL INCORPORATED

By:	/s/ Edwin A. Reilly
Name: Edwin A. Reilly
Title: Chief Executive Officer

RAINIER ACQUISITION CORP.

By:	/s/ Edwin A. Reilly
Name: Edwin A. Reilly
Title: Chief Executive Officer

ANDOVER MANAGEMENT SERVICES, INC.

By:	/s/ Edwin A. Reilly
Name: Edwin A. Reilly
Title: Chief Executive Officer

ACCEPTED IN BOSTON,
MASSACHUSETTS AS OF THE
DATE FIRST ABOVE WRITTEN.

TD BANKNORTH, N.A.

By:	/s/ Larisa Chilton
Larisa Chilton
Vice President

Exhibit A

PERFECTION CERTIFICATE

to

SECURITY AGREEMENT

dated May      , 2007

of

The undersigned, the                           of                                   , a                  corporation (the “Obligor”), hereby certifies to TD Banknorth, N.A. with reference to a certain Security Agreement dated May     , 2007 between the Borrower, the other Obligors and the Lender (terms defined in such Security Agreement shall have the same meanings herein as specified therein), as follows:

Section 1.  Names.

(a)                                 The exact corporate name of the Obligor as it appears  on its organizational documents and its taxpayer identification number are as follows:

(b)                                The following is a list of all other names (including trade names or similar appellations) used by the Obligor, or any other business or organization to which the Obligor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any previous time:

Section 2.  Locations.

(a)                                 The chief executive office of the Obligor is  located at the following address:

Mailing Address	County State	Zip Code

(b)                                 The following is a list of all other locations in the United States of America in which the Obligor maintains any books or records relating to any of the Collateral consisting of Accounts, chattel paper, General Intangibles or mobile goods:

Currently:

Street and Number                                  CountyState                                        Zip Code

Within the last four months, if different:

Street and Number                                  CountyState                                        Zip Code

(c)                                 The following are all the other places of business of the Obligor in the United States of America:

Currently:

Street and Number                                  CountyState                                        Zip Code

Within the last four months, if different:

Street and Number                                  CountyState                                        Zip Code

(d)                                The following are all the other locations in the United States of America where any of the Collateral (other than Securities and any deposit accounts) is located:

Currently:

Street and Number                                  CountyState                                        Zip Code

 Within the last four months, if different:

Street and Number                                  CountyState                                        Zip Code

(e)                                 The following are the names and addresses of all persons or entities other than the Obligor, such as lessees, consignees, warehousemen or purchasers of chattel paper, that have possession or are intended to have possession of any of the Collateral consisting of chattel paper, Inventory or Equipment:

Currently:

Street and Number                                  CountyState                                        Zip Code

Within the last four months, if different:

Street and Number                                  CountyState                                        Zip Code

Section 3.  Fixtures.  Set forth below is the information required by UCC §9-402(5) of each state in which any of the Collateral consisting of fixtures are or are to be located and the name and address of each real estate recording office where a mortgage on the real estate on which such fixtures are or are to be located would be recorded:

Section 4.  Other UCC Filings.     Financing statements in favor of secured parties other than the Lender have been filed in the Uniform Commercial Code filing offices in the jurisdictions and real estate recording offices identified below:

Filing No.	Date	Filing Office	Secured Party	Collateral

IN WITNESS WHEREOF, I have hereunto signed this Perfection Certificate on                               , 20    .

[OBLIGOR]

By
Title: